Stellar Biotechnologies Reports Third Quarter Financial Results

LOS ANGELES, Aug. 8, 2018 /PRNewswire/ -- Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy development pipelines targeting Alzheimer's, lupus and cancer, among other diseases, today reported financial results for the three and nine months ended June 30, 2018 and provided an update on its business.

During the third fiscal quarter, Stellar reported positive research results from viral clearance and glycosylation studies associated with its manufacturing scale-up initiatives. The company also completed equity financings and warrant exercises resulting in net cash proceeds of approximately $8.8 million.

Stellar's President and Chief Executive Officer Frank R. Oakes said, "We are delivering on a number of initiatives. We achieved positive research results and a quality assurance milestone, advanced key operational programs designed to support our customers, and significantly strengthened our financial position. Additionally, with third-party clinical results now available, Stellar has the opportunity to support an anticipated pivotal Phase 3 clinical study of a KLH-conjugated vaccine candidate."

Stellar Chief Financial Officer Kathi Niffenegger said, "With a stronger balance sheet, which includes $11.2 million in working capital and no debt, we are well positioned to complete planned upgrades to our core aquaculture infrastructure, continue our optimization work, and advance our initiatives to develop additional market opportunities for our technology and products."

Financial Results

Three months ended June 30, 2018

Total revenues increased by $0.05 million to $0.07 million for the three months ended June 30, 2018 compared to $0.02 million for the same period last year due to an increase in product sales.

Total expenses decreased by $0.08 million to $1.23 million for the three months ended June 30, 2018 compared to $1.31 million for the same period last year:

  Cost of sales and contract services decreased by $0.03 million to $0.05 million for the three months ended June 30, 2018 compared to $0.08 million for the same period last year. The decrease was primarily due to reduced expenses related to sales of KLH that was produced as a byproduct of the company's research and development activities.
  Research and development expenses decreased by $0.07 million to $0.47 million for the three months ended June 30, 2018 compared to $0.54 million for the same period last year. The decrease was primarily due to a reduction in KLH product inventory utilized for internal research and development activities.
  General and administrative expenses increased by $0.02 million to $0.65 million for the three months ended June 30, 2018 compared to $0.64 million for the same period last year primarily due an increased noncash share-based compensation expenses, which were partially offset by reduced professional fees and travel expenses.

For the third quarter of fiscal year 2018, Stellar reported a net loss of $1.16 million, or $0.38 per basic share, compared to a net loss of $ 1.22 million, or $ 0.84 per basic share, for the third quarter of the prior year.

Nine months ended June 30, 2018

Total revenues decreased by $0.07 million to $0.16 million for the nine months ended June 30, 2018 compared to $0.23 million for the same period last year due to a decrease in product sales.

Total expenses decreased by $0.03 million to $4.05 million for the nine months ended June 30, 2018 compared to $4.08 million for the same period last year:

  Cost of sales and contract services decreased by $0.12 million to $0.11 million for the nine months ended June 30, 2018 compared to $0.23 million for the same period last year primarily due to decreased product sales volume as well as reduced expenses related to sales of KLH that was produced as a byproduct of the company's research and development activities.
  Research and development expenses increased by $0.26 million to $1.59 million for the nine months ended June 30, 2018 compared to $1.33 million for the same period last year. The increase was primarily due to an increase in research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems, including engineering lots of KLH produced under the company's optimization initiative.
  General and administrative expenses decreased by $0.21 million to $2.10 million for the nine months ended June 30, 2018 compared to $2.31 million for the same period last year primarily due to reduced professional fees and travel expenses.

For the nine months ended June 30, 2018, Stellar reported a net loss of $3.91 million, or $1.93 per basic share, compared to a net loss of $3.81 million, or $2.63 per basic share, for the nine months ended June 30, 2017.

Working Capital

At June 30, 2018, the company had working capital of $11.2 million. Cash, cash equivalents and short-term investments totaled $11.3 million.

Stellar will file its Form 10-Q for the quarter ended June 30, 2018 with the Securities and Exchange Commission on or about August 8, 2018. To view the company's filings with the Canadian Securities Administrators (CSA), visit the CSA's SEDAR website.

About Stellar Biotechnologies
Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an immune-stimulating protein utilized as a carrier molecule in therapeutic vaccine pipelines (targeting cancers, immune disorders, Alzheimer's and inflammatory diseases) and for assessing immune system function. KLH can also be used in immunotoxicology studies for monitoring the immunomodulatory effects of drug candidates. Stellar is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and supporting the development of KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar's or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar's joint ventures and strategic partnerships; and other factors referenced in Stellar's filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar's business, please refer to Stellar's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Condensed Interim Consolidated Statements of Operations
(Unaudited - Prepared by Management)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Total Revenues	$ 73,053	$ 20,532	$ 157,592	$ 225,407

Expenses:
Cost of sales and contract services	45,615	77,555	114,039	227,563
Costs of aquaculture	69,493	64,708	241,967	212,945
Research and development	465,180	536,169	1,590,087	1,326,405
General and administrative	651,166	635,716	2,103,636	2,314,143

Total Expenses	1,231,454	1,314,148	4,049,729	4,081,056

Loss from Operations	(1,158,401)	(1,293,616)	(3,892,137)	(3,855,649)

Other Income (Loss):
Foreign exchange gain (loss)	(13,608)	64,135	(47,755)	21,972
Other income	15,337	9,120	30,747	24,767

Income tax expense	-	-	800	800

Net Loss	$ (1,156,672)	$ (1,220,361)	$ (3,909,945)	$ (3,809,710)

Loss per common share:
Basic and diluted	$ (0.38)	$ (0.84)	$ (1.93)	$ (2.63)

Weighted average number of common shares outstanding:
Basic and diluted	3,082,546	1,450,447	2,029,431	1,448,840

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)

	June 30,	September 30,
	2018	2017

Assets:
Cash, cash equivalents and short-term investments	$ 11,284,136	$ 6,565,352
Other current assets	349,554	193,095
Noncurrent assets	1,167,610	961,558

Total Assets	$ 12,801,300	$ 7,720,005

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$ 414,610	$ 320,947
Shareholders' equity	12,386,690	7,399,058

Total Liabilities and Shareholders' Equity	$ 12,801,300	$ 7,720,005

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)

	Nine Months Ended
	June 30,	June 30,
	2018	2017

Cash Flows Used In Operating Activities:
Net loss	$ (3,909,945)	$ (3,809,710)
Items not affecting cash	328,226	206,023
Changes in working capital items	(62,553)	21,153

Net cash used in operating activities	(3,644,272)	(3,582,534)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(361,400)	(200,365)
Purchase of short-term investments	(5,969,153)	(3,008,853)
Proceeds on sales and maturities of short-term investments	2,500,000	3,000,000

Net cash used in investing activities	(3,830,553)	(209,218)

Cash Flows From Financing Activities:
Proceeds from issuance of common shares, net	4,520,319	-
Payments for issuance costs	(398,811)	-
Proceeds from exercise of warrants	4,650,659	-

Net cash provided by financing activities	8,772,167	-

Effect of exchange rate changes on cash and cash equivalents	(47,711)	22,211

Net change in cash and cash equivalents	1,249,631	(3,769,541)

Cash and cash equivalents - beginning of period	4,570,951	7,416,904

Cash and cash equivalents - end of period	$ 5,820,582	$ 3,647,363

CONTACT: Gary Koppenjan, Stellar Biotechnologies, Inc., (805) 488-2800, ir@stellarbiotech.com